Exhibit 99.1

Concho Resources Inc. Reports Fourth Quarter and Full-Year 2016 Results

Increased Full-Year 2017 Production Growth Target to 20%-24%

Increased Total Resource Potential to 8 Billion Barrels of Oil Equivalent

MIDLAND, Texas--(BUSINESS WIRE)--February 21, 2017--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for the fourth quarter and full year of 2016.

Fourth-Quarter & Full-Year 2016 Highlights

  Delivered quarterly production of 164.3 MBoepd, up 7% quarter-over-quarter.
  Achieved quarterly crude oil production in excess of 100 MBopd for the first time in Company history.
  Reported a quarterly net loss of $125.1 million, or $0.86 per diluted share. Adjusted net income totaled $29.0 million, or $0.20 per diluted share (non-GAAP).
  Generated $397.2 million of EBITDAX (non-GAAP) in the fourth quarter of 2016.
  Achieved record 30-day production rates in the Company’s New Mexico Shelf and Midland Basin assets.
  Generated 1 million gross barrels of oil equivalent in just over 100 days from the Company’s eight well Windham project.
  Full-year 2016 daily production averaged 150.5 MBoepd, up 5% from 2015.
  Exploration and development capital expenditures were $1.1 billion during 2016, down 37% from 2015.
  Year-end 2016 estimated proved reserves totaled 720 MMBoe, up from 623 MMBoe at year-end 2015.
  Reserves replaced at a ratio of 344%, excluding price revisions, and a drill-bit finding and development cost of $9.21 per Boe.
  Total resource potential at year-end estimated at approximately 8 billion Boe, up 60% from 5 billion Boe at year-end 2015.
  Raised full-year 2017 production growth target to 20% to 24%; targeting 25% crude oil production growth over 2016.
  Recently closed the sale of the Alpha Crude Connector system netting $803 million in proceeds to Concho.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income (loss), adjusted earnings per share and EBITDAX and a reconciliation of these measures to the associated GAAP measure. See “Supplemental Measures” at the end of this press release for an explanation of how we calculate and use the reserves replacement ratio and finding and development costs.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “Concho had an exceptional year. At the start of 2016 our production growth guidance was flat to down 5% over 2015. Over the course of the year we improved productivity per well, decreased cash costs and strengthened our balance sheet. As a result, we were able to increase production by 5% while spending within cash flow. We remain focused on executing a disciplined capital program and enhancing the impact of each dollar we deploy. We continue to benefit from our economies of scale as we run the largest drilling program in the Permian and are uniquely positioned to generate differentiated growth within cash flow.”

Fourth Quarter and Full-Year 2016 Operations Summary

Production for the fourth quarter of 2016 was 15.1 million barrels of oil equivalent (MMBoe), or an average of 164.3 thousand Boe per day (MBoepd), an increase of approximately 14% from the fourth quarter of 2015 and 7% from the third quarter of 2016. Average daily crude oil production for the fourth quarter of 2016 totaled 100.2 thousand barrels, an increase of approximately 10% from the fourth quarter of 2015 and 10% from the third quarter of 2016. Average daily natural gas production for the fourth quarter of 2016 totaled 384.7 million cubic feet (MMcf).

Production for full-year 2016 was 55.1 MMBoe, or an average of 150.5 MBoepd, an increase of approximately 5% over full-year 2015. Average daily crude oil production for full-year 2016 totaled 92.5 thousand barrels, and average daily natural gas production for full-year 2016 totaled 348.3 MMcf.

During the fourth quarter of 2016, Concho averaged 18 rigs, compared to 17 rigs in the third quarter of 2016. Concho commenced drilling, or participated in, a total of 82 gross wells (64 operated wells) and completed 75 gross wells during the fourth quarter of 2016. The table below summarizes the Company’s drilling activity by core area for the fourth quarter and full-year 2016.

	Number of Wells Drilled (Gross)		Number of Operated Wells Drilled (Gross)		Number of Wells Completed (Gross)
	4Q16	FY16	4Q16	FY16	4Q16	FY16
Northern Delaware Basin	23	80	11	57	22	95
Southern Delaware Basin	13	41	10	34	15	30
Midland Basin	36	86	33	79	20	42
New Mexico Shelf	10	42	10	40	18	59
Total	82	249	64	210	75	226

Percent Horizontal	100%	100%	100%	100%	100%	98%

Northern Delaware Basin

Concho added 16 new horizontal wells in the Northern Delaware Basin with at least 30 days of production as of the end of the fourth quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,316 Boepd (71% oil) and 1,662 Boepd, respectively. The average lateral length for these wells was 6,379 feet. The Company currently has eight horizontal rigs in the Northern Delaware Basin.

Southern Delaware Basin

Concho added six new horizontal wells in the Southern Delaware Basin with at least 30 days of production as of the end of the fourth quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,252 Boepd (73% oil) and 1,635 Boepd, respectively. The average lateral length for these wells was 6,349 feet. The Company currently has five horizontal rigs in the Southern Delaware Basin.

Midland Basin

Concho added 11 new horizontal wells in the Midland Basin with at least 30 days of production as of the end of the fourth quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 1,299 Boepd (85% oil) and 1,555 Boepd, respectively. The average lateral length for these wells was 9,601 feet. The Company currently has six horizontal rigs in the Midland Basin.

New Mexico Shelf

In the New Mexico Shelf, Concho added 18 new horizontal wells with at least 30 days of production as of the end of the fourth quarter of 2016. The average peak 30-day and 24-hour rates for these wells were 556 Boepd (84% oil) and 746 Boepd, respectively. The average lateral length for these wells was 4,643 feet. The Company currently has two horizontal rigs in the New Mexico Shelf.

2016 Proved Reserves and Resource Potential

At December 31, 2016, Concho’s estimated proved reserves totaled 720 MMBoe, an increase of 15% from year-end 2015 despite lower SEC pricing. The Company’s proved reserves are approximately 59% crude oil and 41% natural gas. Proved developed reserves totaled 466 MMBoe, an increase of 30% from year-end 2015, representing approximately 65% of total proved reserves.

During 2016, Concho added 184 MMBoe of proved reserves due to drilling and completion operations and acquisitions, resulting in a reserve replacement ratio of 344%, excluding price revisions. Drill-bit finding and development (F&D) cost was $9.21 per Boe for 2016, compared to $11.66 per Boe for 2015.

The Midland and Delaware Basins made the largest contributions to resource expansion. In the Northern Delaware Basin, longer laterals and successful density tests in the Avalon shale, Upper Wolfcamp sands and Wolfcamp A shale zones were primary contributors. In the Southern Delaware Basin, Concho and industry drilling activity further delineated and defined the Wolfcamp A, Wolfcamp B and 3rd Bone Spring zones. Concho’s acquisitions also increased resource potential in the Southern Delaware and Midland Basins, where the Company targeted new zones and increased well density.

Concho estimates current net resource potential at year-end 2016 to be approximately 8 billion Boe, including total proved reserves, an increase of 60% from year-end 2015. Concho’s current resource potential is attributable to over 19,000 gross horizontal drilling locations, underscoring the Company’s large-scale horizontal development in the Permian Basin.

Commenting on the Company’s expanded resource potential, Mr. Leach said:

“The 60% growth in resource over the past year highlights the technical progress we have made across our acreage position. By increasing lateral lengths, decreasing spacing between wells and delineating new zones we have now identified more resource available per section than ever before. At the same time, we’ve actively worked to increase our positions in our core areas, adding approximately 70,000 net acres and 1 billion barrels of resource through acquisitions in the past year.”

For a summary of estimated proved reserves, please see “Estimated Year-End Proved Reserves” below, and for an explanation of how we calculate and use the reserves replacement ratio and finding and development costs, please see “Supplemental Measures” below.

Fourth-Quarter 2016 Financial Summary

Concho’s average realized price for oil and natural gas for the fourth quarter of 2016, excluding the effect of commodity derivatives, was $34.70 per Boe, compared with $29.38 per Boe for the fourth quarter of 2015.

Net loss for the fourth quarter of 2016 was $125.1 million, or $0.86 per diluted share, compared to net loss of $0.8 million, or $0.01 per diluted share, for the fourth quarter of 2015. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for the fourth quarter of 2016 was $29.0 million, or $0.20 per diluted share, compared with adjusted net loss (non-GAAP) of $9.4 million, or $0.07 per diluted share, for the fourth quarter of 2015.

EBITDAX (non-GAAP) for the fourth quarter of 2016 totaled $397.2 million, compared to $401.4 million for the fourth quarter of 2015.

Full-Year 2016 Financial Summary

Concho’s average realized price for oil and natural gas for full-year 2016, excluding the effect of commodity derivatives, was $29.68 per Boe, compared with $34.49 per Boe for full-year 2015.

Net loss for full-year 2016 was $1.5 billion, or $10.85 per diluted share, compared to net income of $65.9 million, or $0.54 per diluted share, for full-year 2015. Adjusted net income (non-GAAP), which excludes non-cash and unusual items, for full-year 2016 was $110.7 million, or $0.81 per diluted share, compared with adjusted net income (non-GAAP) of $110.8 million, or $0.91 per diluted share, for full-year 2015.

EBITDAX (non-GAAP) for full-year 2016 totaled $1.6 billion, compared to $1.7 billion for full-year 2015.

Cash flows generated from operating activities for the twelve months ended December 31, 2016, totaled $1.4 billion, compared with $1.5 billion for the same period last year.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of non-GAAP measures adjusted net income (loss), adjusted earnings per share and EBITDAX and a reconciliation of these measures to the associated GAAP measures.

Recent Events

Concho and our joint interest partner previously announced the sale of our respective ownership interests in the Alpha Crude Connector system. The transaction closed in February 2017 for $1.215 billion. The $803 million in net proceeds received by Concho from the sale provides further optionality to redeploy capital into the Company’s drilling program, fund future acquisitions or reduce long-term debt. The 10-year dedication and transportation agreement, which includes a tariff structure, will remain in place until expiration of the agreement in 2025.

Financial Position and Liquidity

Concho continues to reinforce its strong financial position. During the fourth quarter of 2016, the Company issued $600 million 4.375% senior notes due 2025 at par. The net proceeds from the offering, along with cash on hand, financed the satisfaction and discharge of all its outstanding 6.5% senior notes due January 2022.

After adjusting for the ACC sale and previously announced Northern Delaware Basin acquisition, Concho had pro forma cash of approximately $749 million, long-term debt of $2.7 billion and net debt-to-EBITDAX ratio of 1.2x at December 31, 2016. Additionally, the Company’s pro forma liquidity totaled approximately $3.2 billion, which reflects its undrawn revolving credit facility with total capacity of $2.5 billion.

Outlook

Full-Year 2017

In November of 2016, the Company announced a 2017 capital plan ranging from $1.4 to $1.6 billion. Since then, the outlook for commodity prices has improved and cash flow expectations are higher. At the same time, industry activity has ramped up quickly, adding inflationary pressure to service costs. The Company’s plan to reinvest cash flow has not changed and its current capital outlook of $1.6 to $1.8 billion is expected to be funded through cash flow from operations. This plan is expected to deliver peer-leading production growth of 20% to 24% and crude oil growth of 25%. While the capital budget assumes current expectations for higher service costs, this outlook does not contemplate any additional productivity gains beyond those achieved through 2016 or the use of proceeds from the ACC sale.

Approximately 90% of capital is expected to be directed to drilling and completion activity. The Company plans to allocate approximately 40% of total drilling capital to the Northern Delaware Basin and operate an average of eight rigs. In the Southern Delaware Basin, Concho plans to direct approximately 20% of total drilling capital and operate an average of four rigs during 2017. The Company plans to invest approximately 30% of its drilling capital to the Midland Basin to run an average of five rigs, and Concho plans to maintain a two rig program on the New Mexico Shelf, deploying approximately 10% of drilling capital.

The following table summarizes the Company’s operational and financial guidance for 2017. The Company’s capital program guidance for 2017 excludes acquisitions and is subject to change depending upon a number of factors, including commodity prices and industry conditions.

2017
Production
Annual growth	20% - 24%
Oil mix	62% - 64%

Price realizations, excluding commodity derivatives
Crude oil differential to NYMEX ($/Bbl)	($3.00) - ($3.50)
Natural gas (per Mcf) (% of NYMEX)	90% - 100%

Operating costs and expenses
Lease operating expense and workover costs ($/Boe)	$5.75 - $6.25
Oil & natural gas taxes (% of oil and natural gas revenues)	8.00%
General and administrative (“G&A”) expense ($/Boe):
Cash G&A expense	$2.60 - $2.90
Non-cash stock-based compensation	$1.00 - $1.20
Depletion, depreciation and amortization expense ($/Boe)	$18.00 - $20.00
Exploration and other ($/Boe)	$1.00 - $1.50
Interest expense ($ in millions):
Cash	$160 - $170
Non-cash	$10
Income tax rate	38%
Current taxes ($ in millions)	$10 - $20

Capital program ($ in billions)	$1.6 - $1.8

First Quarter 2017

For the first quarter of 2017, Concho expects production to average between 172 MBoepd and 176 MBoepd.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For 2017, Concho has crude oil swap contracts covering approximately 77.7 thousand barrels of oil per day at a weighted average price of $54.68 per Bbl. Please see the table under “Derivatives Information” below for detailed information about the Company’s current derivatives positions.

Conference Call

Concho will host a conference call tomorrow, February 22, 2017, at 8:30 AM CT (9:30 AM ET) to discuss fourth quarter and full-year 2016 results. The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298
Intl. dial-in: (478) 219-0007
Participant Passcode: 36119722

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

Upcoming Conferences

The Company will participate in the following upcoming conferences:

Conference Date	Conference	Presentation Time
February 27, 2017	J.P. Morgan Global High Yield & Leveraged Finance Conference	9:20 AM CT
March 2, 2017	Simmons & Company International 17th Annual Energy Conference	11:15 AM CT
March 27, 2017	Scotia Howard Weil 2017 Energy Conference	10:55 AM CT

The presentations will be available on the Company’s website on or prior to the day of the first conference.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Permian Basin of southeast New Mexico and west Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, oil and natural gas reserves, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors discussed or referenced in the Company’s most recent Annual Report on Form 10-K and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016; risks relating to declines in, or the sustained depression of, the prices the Company receives for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling, completion and operating risks; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; the impact of potential changes in the Company’s credit ratings; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of southeast New Mexico and west Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; the costs and availability of equipment, resources, services and qualified personnel required to perform the Company’s drilling and operating activities; potential financial losses or earnings reductions from the Company’s commodity price risk-management program; risks and liabilities associated with acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	December 31,
(in thousands, except share and per share amounts)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$53,261	$228,550
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	220,152	203,972
Joint operations and other	238,217	190,608
Derivative instruments	3,551	652,498
Prepaid costs and other	31,313	38,922
Total current assets	546,494	1,314,550
Property and equipment:
Oil and natural gas properties, successful efforts method	18,476,279	15,846,307
Accumulated depletion and depreciation	(7,389,844)	(5,047,810)
Total oil and natural gas properties, net	11,086,435	10,798,497
Other property and equipment, net	215,998	178,450
Total property and equipment, net	11,302,433	10,976,947
Funds held in escrow	43,000	-
Deferred loan costs, net	10,909	15,585
Intangible asset - operating rights, net	24,232	25,693
Inventory	16,303	19,118
Noncurrent derivative instruments	-	167,038
Other assets	175,955	122,945
Total assets	$12,119,326	$12,641,876
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$28,450	$13,200
Revenue payable	131,592	169,787
Accrued and prepaid drilling costs	359,495	228,523
Derivative instruments	82,079	-
Other current liabilities	151,570	184,910
Total current liabilities	753,186	596,420
Long-term debt	2,740,580	3,332,188
Deferred income taxes	766,032	1,630,373
Noncurrent derivative instruments	95,870	-
Asset retirement obligations and other long-term liabilities	140,965	140,344
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 146,488,685 and 129,444,042
shares issued at December 31, 2016 and 2015, respectively	146	129
Additional paid-in capital	6,782,914	4,628,390
Retained earnings	883,195	2,345,641
Treasury stock, at cost; 429,708 and 306,061 shares at December 31, 2016 and 2015, respectively	(43,562)	(31,609)
Total stockholders’ equity	7,622,693	6,942,551
Total liabilities and stockholders’ equity	$12,119,326	$12,641,876

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015

Operating revenues:
Oil sales	$420,984	$327,480	$1,350,367	$1,539,917
Natural gas sales	103,593	61,672	284,621	263,656
Total operating revenues	524,577	389,152	1,634,988	1,803,573
Operating costs and expenses:
Oil and natural gas production	122,548	135,434	451,304	541,359
Exploration and abandonments	22,976	26,281	77,454	58,847
Depreciation, depletion and amortization	276,951	321,779	1,167,208	1,223,253
Accretion of discount on asset retirement obligations	1,907	1,706	7,133	7,600
Impairments of long-lived assets	-	52,941	1,524,645	60,529
General and administrative (including non-cash stock-based compensation of $15,726 and $15,801 for the three months ended December 31, 2016 and 2015, respectively, and $58,927 and $63,073 for the years ended December 31, 2016 and 2015, respectively)	64,908	50,958	225,565	230,734
(Gain) loss on derivatives	193,018	(318,681)	368,684	(699,752)
(Gain) loss on disposition of assets, net	(8,387)	52,201	(117,561)	53,789
Total operating costs and expenses	673,921	322,619	3,704,432	1,476,359
Income (loss) from operations	(149,344)	66,533	(2,069,444)	327,214
Other income (expense):
Interest expense	(41,884)	(54,581)	(203,518)	(215,384)
Loss on extinguishment of debt	(28,766)	-	(56,436)	-
Other, net	1,164	(6,684)	(9,138)	(14,559)
Total other expense	(69,486)	(61,265)	(269,092)	(229,943)
Income (loss) before income taxes	(218,830)	5,268	(2,338,536)	97,271
Income tax (expense) benefit	93,695	(6,056)	876,090	(31,371)
Net income (loss)	$(125,135)	$(788)	$(1,462,446)	$65,900
Earnings per share:
Basic net income (loss)	$(0.86)	$(0.01)	$(10.85)	$0.54
Diluted net income (loss)	$(0.86)	$(0.01)	$(10.85)	$0.54

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Years Ended December 31,
(in thousands)	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,462,446)	$65,900
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,167,208	1,223,253
Accretion of discount on asset retirement obligations	7,133	7,600
Impairments of long-lived assets	1,524,645	60,529
Exploration and abandonments, including dry holes	66,621	43,737
Non-cash stock-based compensation expense	58,927	63,073
Deferred income taxes	(864,341)	29,622
(Gain) loss on disposition of assets, net	(117,561)	53,789
(Gain) loss on derivatives	368,684	(699,752)
Net settlements received from derivatives	625,250	632,916
Loss on extinguishment of debt	56,436	-
Other non-cash items	13,942	14,639
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	21,958	117,716
Prepaid costs and other	6,063	(3,726)
Inventory	1,891	(5,154)
Accounts payable	15,246	(17,689)
Revenue payable	(37,588)	(68,311)
Other current liabilities	(67,620)	12,279
Net cash provided by operating activities	1,384,448	1,530,421
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(2,397,217)	(2,443,704)
Additions to property, equipment and other assets	(60,655)	(67,699)
Proceeds from the disposition of assets	331,966	104
Funds held in escrow	(43,000)	-
Contributions to equity method investments	(55,750)	(91,342)
Net cash used in investing activities	(2,224,656)	(2,602,641)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	600,000	1,490,900
Payments of debt	(1,200,000)	(1,630,400)
Debt extinguishment costs	(42,450)	-
Exercise of stock options	471	59
Excess tax benefit (deficiency) from stock-based compensation	(669)	2,150
Net proceeds from issuance of common stock	1,327,444	1,535,712
Payments for loan costs	(7,924)	-
Purchase of treasury stock	(11,953)	(5,131)
Increase (decrease) in bank overdrafts	-	(92,541)
Net cash provided by financing activities	664,919	1,300,749
Net increase (decrease) in cash and cash equivalents	(175,289)	228,529
Cash and cash equivalents at beginning of period	228,550	21
Cash and cash equivalents at end of period	$53,261	$228,550
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest	$232,173	$211,443
Cash paid for income taxes	$-	$3,950
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for business combinations	$768,368	$-

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015

Production and operating data:
Net production volumes:
Oil (MBbl)	9,220	8,415	33,840	34,457
Natural gas (MMcf)	35,394	28,973	127,481	106,987
Total (MBoe)	15,119	13,244	55,087	52,288

Average daily production volumes:
Oil (Bbl)	100,217	91,467	92,459	94,403
Natural gas (Mcf)	384,717	314,924	348,309	293,115
Total (Boe)	164,337	143,954	150,511	143,256

Average prices per unit:
Oil, without derivatives (Bbl)	$45.66	$38.92	$39.90	$44.69
Oil, with derivatives (Bbl) (a)	$50.32	$60.10	$57.90	$62.03
Natural gas, without derivatives (Mcf)	$2.93	$2.13	$2.23	$2.46
Natural gas, with derivatives (Mcf) (a)	$2.93	$2.52	$2.36	$2.80
Total, without derivatives (Boe)	$34.70	$29.38	$29.68	$34.49
Total, with derivatives (Boe) (a)	$37.55	$43.69	$41.03	$46.60

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$5.31	$7.67	$5.81	$7.46
Oil and natural gas taxes	$2.80	$2.55	$2.38	$2.90
Depreciation, depletion and amortization	$18.32	$24.29	$21.19	$23.40
General and administrative	$4.30	$3.84	$4.09	$4.42

(a)	Includes the effect of net cash receipts from derivatives:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2016	2015	2016	2015

Net cash receipts from derivatives:
Oil derivatives	$42,929	$178,250	$608,847	$597,297
Natural gas derivatives	278	11,225	16,403	35,619
Total	$43,207	$189,475	$625,250	$632,916

The presentation of average prices with derivatives is a result of including the net cash receipts from commodity derivatives that are presented in the Company’s statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of the Company’s commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Estimated Year-End Proved Reserves
Unaudited

The table below provides a summary of changes in total proved reserves for the year ended December 31, 2016, as well as proved developed reserves at the beginning and end of the year.

(MMBoe)	2016

Total proved reserves
Balance, January 1	623.5
Purchases of minerals-in-place	59.1
Sales of minerals-in-place	(8.3)
Extensions and discoveries	124.8
Revisions:
Other non-price related revisions	5.9
Price-related revisions	(29.9)
Production	(55.1)
Balance, December 31	720.0

Proved developed reserves
Balance, January 1	358.3
Balance, December 31	465.6

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2016	2015	2016	2015

Property acquisition costs:
Proved	$725,200	$(1,689)	$981,855	$57,190
Unproved	981,937	10,243	1,154,423	206,214
Exploration	188,191	148,630	701,300	1,122,587
Development	161,289	86,444	448,409	709,088
Total costs incurred for oil and natural gas properties	$2,056,617	$243,628	$3,285,987	$2,095,079

The table below provides the amount of asset retirement obligations included in the costs incurred table shown above:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2016	2015	2016	2015

Exploration costs	$296	$183	$1,067	$1,820
Development costs	343	(1,695)	1,046	(9,084)
Total asset retirement obligations (a)	$639	$(1,512)	$2,113	$(7,264)

(a)		The downward revision to the Company’s asset retirement obligation estimates for the quarter and year ended December 31, 2015 is primarily due to a reduction in the future estimated abandonment costs.

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at February 21, 2017, for the periods indicated:

		2017
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	2018	2019

Oil Swaps: (a)
	Volume (Bbl)	7,423,870	7,708,480	6,898,370	6,333,080	28,363,800	21,537,124	8,854,000
	Price (Bbl)	$56.91	$57.22	$51.87	$52.04	$54.68	$51.86	$55.14

Oil Basis Swaps: (b)
	Volume (Bbl)	6,603,000	6,141,500	5,290,000	5,290,000	23,324,500	9,490,000	-
	Price (Bbl)	$(1.00)	$(1.03)	$(0.49)	$(0.49)	$(0.78)	$(0.98)	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	14,461,315	13,289,642	12,365,441	11,743,000	51,859,398	20,595,000	-
	Price (MMBtu)	$3.07	$3.05	$3.05	$3.04	$3.06	$3.03	$-

(a)	The index prices for the oil price swaps are based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) monthly average futures price.

(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Measures
Unaudited

Reserves Replacement Ratio

The Company uses the reserves replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. The reserves replacement ratio is a statistical indicator that is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of approximately 344% was calculated by dividing net proved reserve additions of 189.8 MMBoe (the sum of extensions, discoveries, revisions other than price-related revisions and purchases) by production of 55.1 MMBoe.

Drill-Bit Finding and Development (“F&D”) Cost

Drill-bit F&D cost is an indicator used to assist in an evaluation of how much it costs the Company, on a per Boe basis, to add proved reserves. Drill-bit F&D cost is calculated by dividing the sum of exploration and development costs incurred of $1.15 billion by total reserve extensions and discoveries of 124.8 MMBoe. This calculation does not include the future development costs required for the development of proved undeveloped reserves.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings per Share

The Company’s presentation of adjusted net income (loss) and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income (loss) and adjusted earnings per share represent earnings and diluted earnings per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income (loss) and adjusted earnings per share should not be considered in isolation or as a substitute for earnings or diluted earnings per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income (loss) to adjusted net income (loss) (non-GAAP), both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015

Net income (loss) - as reported	$(125,135)	$(788)	$(1,462,446)	$65,900

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives	193,018	(318,681)	368,684	(699,752)
Net cash receipts from derivatives	43,207	189,475	625,250	632,916
Impairments of long-lived assets	-	52,941	1,524,645	60,529
Leasehold abandonments	19,981	17,886	59,830	34,532
Loss on extinguishment of debt	28,766	-	56,436	-
(Gain) loss on disposition of assets and other	(8,387)	56,083	(116,650)	57,671
Tax impact	(101,507)	854	(924,178)	(31,953)
Change in statutory effective income tax rates	(20,909)	(7,200)	(20,909)	(9,026)
Adjusted net income (loss)	$29,034	$(9,430)	$110,662	$110,817

Net income (loss) per diluted share - as reported	$(0.86)	$(0.01)	$(10.85)	$0.54

Adjustments for certain non-cash and unusual items per diluted share:
(Gain) loss on derivatives	1.33	(2.21)	2.73	(5.92)
Net cash receipts from derivatives	0.30	1.31	4.63	5.35
Impairments of long-lived assets	-	0.37	11.30	0.51
Leasehold abandonments	0.14	0.12	0.44	0.29
Loss on extinguishment of debt	0.20	-	0.42	-
(Gain) loss on disposition of assets and other	(0.06)	0.39	(0.86)	0.49
Tax impact	(0.70)	0.01	(6.85)	(0.27)
Change in statutory effective income tax rates	(0.15)	(0.05)	(0.15)	(0.08)
Adjusted net income (loss) per diluted share	$0.20	$(0.07)	$0.81	$0.91

Adjusted earnings per share:
Basic net income (loss)	$0.20	$(0.07)	$0.81	$0.92
Diluted net income (loss)	$0.20	$(0.07)	$0.81	$0.91

Reconciliation of Net Income (Loss) to EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) (gain) loss on derivatives, (7) net cash receipts from derivatives, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt and (11) federal and state income tax expense (benefit). EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations, and it is also a material component of one of the financial covenants under the Company’s credit facility. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements, including by lenders pursuant to a covenant in the Company’s credit facility. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis. Further, under the Company’s credit facility, an event of default could arise if it were not able to satisfy and remain in compliance with its specified financial ratio, defined as the maintenance of a quarterly ratio of total debt to consolidated last twelve months EBITDAX of no greater than 4.25 to 1.0. Non-compliance with this ratio could trigger an event of default under the Company’s credit facility, which then could trigger an event of default under its indentures. At December 31, 2016, the Company was in compliance with the covenants under all of its debt instruments.

The following table provides a reconciliation of the GAAP measure of net income (loss) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2016	2015	2016	2015

Net income (loss)	$(125,135)	$(788)	$(1,462,446)	$65,900
Exploration and abandonments	22,976	26,281	77,454	58,847
Depreciation, depletion and amortization	276,951	321,779	1,167,208	1,223,253
Accretion of discount on asset retirement obligations	1,907	1,706	7,133	7,600
Impairments of long-lived assets	-	52,941	1,524,645	60,529
Non-cash stock-based compensation	15,726	15,801	58,927	63,073
(Gain) loss on derivatives	193,018	(318,681)	368,684	(699,752)
Net cash receipts from derivatives	43,207	189,475	625,250	632,916
(Gain) loss on disposition of assets, net	(8,387)	52,201	(117,561)	53,789
Interest expense	41,884	54,581	203,518	215,384
Loss on extinguishment of debt	28,766	-	56,436	-
Income tax expense (benefit)	(93,695)	6,056	(876,090)	31,371
EBITDAX	$397,218	$401,352	$1,633,158	$1,712,910

CONTACT:
Concho Resources Inc.
Price Moncrief, 432-221-0310
Vice President of Capital Markets and Strategy
or
Mary Tennant Starnes, 432-221-0477
Senior Financial Analyst
or
Ryan Thrasher, 432-686-3025
Financial Analyst